Exhibit 99.1

PRESS RELEASE

Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

FOR IMMEDIATE RELEASE

February 6, 2004

Landmark Bancorp, Inc. Announces Results for the Year and the Quarter Ended
December 31, 2003 and Approves a Cash Dividend

(Manhattan, KS, February 6, 2004) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the year ended December 31, 2003 of $2.28 versus $2.03 for the year ended December 31, 2002, an increase of 12.4%, according to Patrick L. Alexander, President and Chief Executive Officer.  Net earnings for the year ended December 31, 2003 were $4.9 million, an increase of 6.0%, compared to net earnings of $4.6 million for the year ended December 31, 2002.  Diluted earnings per share for the quarter ended December 31, 2003 were $0.51 versus $0.56 for the quarter ended December 31, 2002.  Net earnings for the quarter ended December 31, 2003 were $1.1 million, a decrease of $154,000, or 12.5%, compared to the quarter ended December 31, 2002. Additionally, its Board of Directors declared a cash dividend of 17 cents per share to shareholders of record as of February 18, 2004, payable March 1, 2004.

Alexander commented, “Net earnings of $4.9 million established 2003 as another year of record profits for the Company.  This performance took place in a challenging economic environment with sluggish growth and interest rates remaining at the lowest levels in recent history.  This environment contributed to extremely rapid prepayments on residential mortgage loans at a pace which exceeded the outstanding growth we experienced in the commercial lending area.  Improvements in non-interest income from service charges and gains on sale of loans and investments, coupled with efforts which kept non-interest expense flat at $9.2 million, contributed significantly to our record performance.”

Alexander further commented, “We are excited about our opportunities as we look forward to 2004.  Positive economic news and evidence of sustained growth could lay the groundwork for an increase in interest rates and increased demand for commercial loans.  We expect mortgage prepayments to slow which, combined with increasing commercial loan activity, should allow us to experience loan portfolio growth.  We expect non-interest income from service charges on deposit accounts to continue to increase.  Additionally, our planned acquisition of First Kansas Financial Corporation late in the first quarter or early in the second quarter of this year will introduce us to new markets and opportunities for additional revenue enhancements and cost savings.  These exciting developments and initiatives will help combat some of the interest margin pressures we are experiencing due to the prolonged low interest rate environment.”

Landmark Bancorp’s return on average assets improved to 1.46% for the year ended December 31, 2003, compared to 1.35% for the year ended December 31, 2002.  In addition, the return on average equity increased to 11.53% for the year ended December 31, 2003 from 11.31% for the year ended December 31, 2002.  The annualized return on average assets was 1.28% for the quarter ended December 31, 2003 and the annualized return on equity was 9.95%.

The increase in net earnings for the year ended December 31, 2003 resulted primarily from improvements in non-interest income in comparison to the prior year.  Total non-interest income increased approximately $1.1 million, or 29.0%, for the year ended December 31, 2003, as compared to the year ended December 31, 2002.  This increase was due to a $222,000 increase in gains on sale of loans, a $374,000 increase in fees and service charges, and a $427,000 increase in gains on sale of holding company equity investments.  Net interest income for the year ended December 31, 2003 decreased $829,000 compared to 2002, a decrease of 6.7%.  Average interest earning asset balances declined from the prior year.  That decline, combined with the net interest margin decreasing slightly to 3.71% for the year ended December 31, 2003 from 3.86% for the year ended December 31, 2002, resulted in the decrease in net interest income.  Total non-interest expense for the year ended December 31, 2003 remained flat at $9.2 million compared to the year ended December 31, 2002.

Net interest income for the fourth quarter of 2003 decreased $170,000 compared to the fourth quarter of 2002, a decrease of 5.6%.  This decrease was due primarily to a decline in the net interest margin to 3.63% for the fourth quarter of 2003 from 3.81% for the fourth quarter of 2002.  Refinancings and paydowns in the residential mortgage portfolio have exceeded commercial loan growth over the past year, resulting in the excess liquidity being invested into lower yielding investment securities.  In addition, the prolonged low rate environment has caused the net interest margin to compress as assets continue to reprice at lower levels with little room left for liability repricing.  Total non-interest income decreased approximately $256,000, or 19.0%, for the quarter ended December 31, 2003, as compared to the quarter ended December 31, 2002.  The majority of this decrease was due to a $441,000 decrease in gains on sale of loans.  Partially offsetting the reduction in gains on sale of loans was the $206,000 increase in gains on sale of investments, resulting from sales of individual equity securities from the Company’s investment portfolio, which are periodically sold based on performance and other indicators.  The Company maintains a portfolio of equity securities in various financial institutions at the holding company.  Total non-interest expense for the fourth quarter of 2003 decreased approximately $79,000 compared to the fourth quarter of 2002, resulting primarily from decreases in data processing and amortization of mortgage servicing rights expense.

Landmark Bancorp’s total assets declined to $334.0 million at December 31, 2003, compared to $341.3 million at December 31, 2002.  Loans receivable, net were $215.0 million at December 31, 2003, compared to $229.1 million at December 31, 2002.  Growth in commercial loans was more than offset by the decline in mortgage loans attributable to high refinance activity.  At December 31, 2003, the allowance for loan losses was $2.3 million, or 1.1% of net loans, compared to $2.6 million, or 1.1% of net loans, at December 31, 2002.  As of December 31, 2003, $1.2 million in loans were on non-accrual status, or 0.56% of net loans, compared to a balance of $925,000 in loans on non-accrual status, or 0.40% of net loans, as of December 31, 2002.  Additionally, non-performing assets as a percentage of total assets increased from 0.41% as of December 31, 2002 to 0.45% as of December 31, 2003.  Residential home loans comprised 72.3% of the $1.2 million non-accrual balance at December 31, 2003.  The Company has historically incurred minimal losses on mortgage loans based upon collateral values.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Garden City, Great Bend, Hoisington, LaCrosse, Osage City, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems;

(iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At December 31, 2003	At December 31, 2002
ASSETS

Cash and cash equivalents	$7,708,115	$11,448,684
Investment securities available for sale	99,746,365	89,296,337
Loans receivable, net (1)	215,030,396	229,111,866
Premises and equipment, net	3,631,102	3,755,048
Goodwill	1,971,178	1,971,178
Other intangible assets, net	959,532	1,131,584
Other assets	4,999,601	4,599,483

TOTAL ASSETS	$334,046,289	$341,314,180

LIABILITIES

Deposits	$253,108,220	$264,280,870
Other borrowings	33,755,104	26,203,121
Other liabilities	4,610,862	9,756,414

Total liabilities	291,474,186	300,240,405

Stockholders’ equity	42,572,103	41,073,775

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$334,046,289	$341,314,180

(1)  Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.  The allowance for loan losses was $2,315,870 and $2,565,201 at December 31, 2003 and December 31, 2002, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Year ended December 31,		Three months ended December 31,
	2003	2002	2003	2002
Interest income:
Loans	$14,303,182	$16,649,738	$3,353,829	$3,971,996
Investment securities	2,915,681	2,809,559	829,607	664,264
Other	57,439	102,229	13,150	13,787
Total interest income	17,276,302	19,561,526	4,196,586	4,650,047

Interest expense:
Deposits	4,446,050	5,773,331	983,239	1,263,103
Borrowed funds	1,208,522	1,337,868	317,103	320,458
Total interest expense	5,654,572	7,111,199	1,300,342	1,583,561

Net interest income	11,621,730	12,450,327	2,896,244	3,066,486
Provision for loan losses	240,000	181,500	60,000	65,000
Net interest income after provision for loan losses	11,381,730	12,268,827	2,836,244	3,001,486

Non-interest income:
Fees and service charges	2,499,870	2,126,059	561,549	651,612
Gains on sale of loans	1,587,714	1,365,691	176,084	616,966
Gains on sale of investments	551,038	124,333	234,939	29,415
Other	335,569	239,933	117,702	48,771
Total non-interest income	4,974,191	3,856,016	1,090,274	1,346,764

Non-interest expense:
Compensation and benefits	4,834,982	4,849,011	1,269,673	1,215,530
Occupancy and equipment	1,250,212	1,198,710	318,651	331,258
Amortization	426,442	388,568	80,762	124,126
Professional fees	343,208	281,949	98,360	93,466
Data processing	311,364	347,900	74,207	91,745
Other	2,062,547	2,118,053	552,898	617,886
Total non-interest expense	9,228,755	9,184,191	2,394,551	2,474,011

Income tax expense	2,275,469	2,362,739	450,851	638,668

Net earnings	$4,851,697	$4,577,913	$1,081,116	$1,235,571

Net earnings per share (2)
Basic	$2.31	$2.09	$0.51	$0.58
Diluted	2.28	2.03	0.51	0.56

Book value per share (2)	$20.39	$19.46	$20.39	$19.46

Shares outstanding at end of period	2,088,150	2,110,436	2,088,150	2,110,436

Weighted average diluted common and common equivalent shares outstanding	2,132,063	2,249,606	2,134,229	2,187,295

(2)  Net earnings per share and book value per share at or for the periods ended December 31, 2002 have been adjusted to give effect to the 5% stock dividend paid during December 2003.

	Year ended December 31,		Three months ended December 31,
OTHER DATA (unaudited):	2003	2002	2003	2002

Return on average assets (3)	1.46%	1.35%	1.28%	1.46%
Return on average equity (3)	11.53%	11.31%	9.95%	11.87%
Equity to total assets	12.74%	12.03%	12.74%	12.03%
Net yield on interest earning assets (3)	3.71%	3.86%	3.63%	3.81%

(3)  Information for the three months ended is annualized.